                                                                    EXHIBIT 99.1

                         NEWNAN COWETA BANCSHARES, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED FINANCIAL REPORT

                                DECEMBER 31, 2003

                         NEWNAN COWETA BANCSHARES, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED FINANCIAL REPORT
                                DECEMBER 31, 2003

                                TABLE OF CONTENTS

                                                                                                                        PAGE
                                                                                                                        ----

REPORT OF INDEPENDENT ACCOUNTANTS..........................................................................................3

FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEETS...........................................................................................4
     CONSOLIDATED STATEMENTS OF INCOME.....................................................................................5
     CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME.......................................................................6
     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY.......................................................................7
     CONSOLIDATED STATEMENTS OF CASH FLOWS.................................................................................8
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...........................................................................10

McNair, McLemore, Middlebrooks & Co., LLP

                          CERTIFIED PUBLIC ACCOUNTANTS

RALPH S. McLEMORE, SR., CPA (1963-1977)
SIDNEY B. McNAIR, CPA (1954-1992)

----------------------------------------

SIDNEY E. MIDDLEBROOKS, CPA, PC                                                                  RICHARD A. WHITTEN, JR., CPA
RAY C. PEARSON, CPA                                                                              ELIZABETH WARE HARDIN, CPA
J. RANDOLPH NICHOLS, CPA                                                                         CAROLINE E. GRIFFIN, CPA
WILLIAM H. EPPS, JR., CPA                                                                        RONNIE K. GILBERT, CPA
RAYMOND A. PIPPIN, JR., CPA                                                                      RON C. DOUTHIT, CPA
JERRY A. WOLFE, CPA                                                                              CHESLEY P. CAWTHON, JR., CPA
W. E. BARFIELD, JR., CPA                                                                         CHARLES A. FLETCHER, CPA
HOWARD S. HOLLEMAN, CPA                                                                          MARJORIE HUCKABEE CARTER, CPA
F. GAY McMICHAEL, CPA                                                                            BRYAN A. ISGETT, CPA

                                January 29, 2004

                        REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
Newnan Coweta Bancshares, Inc. and Subsidiary


We have audited the accompanying consolidated balance sheet of NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY as of December 31, 2003 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of Newnan Coweta Bancshares, Inc. and Subsidiary as of and for the year ended December 31, 2002 were audited by other auditors whose report dated February 7, 2003 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Newnan Coweta Bancshares, Inc. and Subsidiary as of December 31, 2003 and the results of operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


                                   McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP


--------------------------------------------------------------------------------

           389 Mulberry Street - Post Office Box One - Macon, GA 31202
              Telephone (478) 746-6277 - Facsimile (478) 743-6858
                                 www.mmmcpa.com

                         NEWNAN COWETA BANCSHARES, INC.
                                 AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2003 AND 2002

                                                                           2003              2002
                                                                       ------------       -----------

                                       ASSETS

Cash and due from banks                                                $  1,799,553       $ 1,964,048
Interest-bearing deposits at other financial institutions                        --         1,090,252
Federal funds sold                                                        5,223,000                --
Securities available for sale                                             5,481,934         9,562,056

Loans                                                                    97,966,225        70,585,025
Less allowance for loan losses                                            1,218,260           853,917
                                                                       ------------       -----------
          Loans, net                                                     96,747,965        69,731,108

Premises and equipment, net                                               3,219,456         2,671,794
Other assets                                                              1,173,991           912,545
                                                                       ------------       -----------

          TOTAL ASSETS                                                 $113,645,899       $85,931,803
                                                                       ============       ===========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits:
    Noninterest-bearing                                                $  7,562,657       $ 5,784,403
    Interest-bearing                                                     95,410,745        69,692,603
                                                                       ------------       -----------
           Total deposits                                               102,973,402        75,477,006
Federal funds purchased                                                          --           397,000
Other liabilities                                                           570,499           758,042
                                                                       ------------       -----------
          TOTAL LIABILITIES                                             103,543,901        76,632,048
                                                                       ------------       -----------

Commitments and contingencies

Stockholders' equity

    Common stock, no par value, 5,000,000 shares authorized;
        900,000 shares issued and outstanding                             8,979,916         8,979,916
    Retained earnings                                                     1,066,641           208,463
    Accumulated other comprehensive income                                   55,441           111,376
                                                                       ------------       -----------

          TOTAL STOCKHOLDERS' EQUITY                                     10,101,998         9,299,755
                                                                       ------------       -----------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $113,645,899       $85,931,803
                                                                       ============       ===========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                         NEWNAN COWETA BANCSHARES, INC.
                                 AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                           2003             2002
                                                                        ----------       ----------
INTEREST INCOME:
    Loans, including fees                                               $5,739,493       $4,252,925
    Taxable securities                                                     254,598          381,826
    Federal funds sold                                                      66,795           50,845
                                                                        ----------       ----------
          TOTAL INTEREST INCOME                                          6,060,886        4,685,596
                                                                        ----------       ----------

INTEREST EXPENSE:
    Deposits                                                             2,201,336        1,840,107
    Other borrowings                                                           477            1,431
                                                                        ----------       ----------
          TOTAL INTEREST EXPENSE                                         2,201,813        1,841,538
                                                                        ----------       ----------

          NET INTEREST INCOME                                            3,859,073        2,844,058
PROVISION FOR LOAN LOSSES                                                  365,681          311,270
                                                                        ----------       ----------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES            3,493,392        2,532,788
                                                                        ----------       ----------

OTHER INCOME:
    Service charges on deposit accounts                                    240,866          193,746
    Securities gains, net                                                    4,796               --
    Mortgage origination fees                                              135,149               --
    Other operating income                                                  62,598           31,253
                                                                        ----------       ----------
          TOTAL OTHER INCOME                                               443,409          224,999
                                                                        ----------       ----------

OTHER EXPENSES:
    Salaries and employee benefits                                       1,326,753          958,441
    Equipment and occupancy expenses                                       301,909          269,490
    Other operating expenses                                               945,766          709,817
                                                                        ----------       ----------
          TOTAL OTHER EXPENSES                                           2,574,428        1,937,748
                                                                        ----------       ----------

          INCOME BEFORE INCOME TAXES                                     1,362,373          820,039

INCOME TAX EXPENSE                                                         504,195          125,236
                                                                        ----------       ----------

          NET INCOME                                                    $  858,178       $  694,803
                                                                        ==========       ==========

BASIC EARNINGS PER SHARE                                                $     0.95       $     0.77
                                                                        ==========       ==========

DILUTED EARNINGS PER SHARE                                              $     0.94       $     0.76
                                                                        ==========       ==========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                         NEWNAN COWETA BANCSHARES, INC.
                                 AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                                   2003             2002
                                                                                 ---------        ---------

NET INCOME                                                                       $ 858,178        $ 694,803
                                                                                 ---------        ---------

OTHER COMPREHENSIVE INCOME (LOSS):

        Unrealized holding losses arising during period,
            net of tax benefits of $30,622 and $68,263, respectively               (52,961)         (32,154)

        Reclassification adjustments for gains realized in net income,
            net of taxes of $1,822 and $ - , respectively                           (2,974)              --
                                                                                 ---------        ---------

OTHER COMPREHENSIVE INCOME (LOSS)                                                  (55,935)         (32,154)
                                                                                 ---------        ---------

COMPREHENSIVE INCOME                                                             $ 802,243        $ 662,649
                                                                                 =========        =========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                         NEWNAN COWETA BANCSHARES, INC.
                                 AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                                       ACCUMULATED
                                             COMMON STOCK               RETAINED         OTHER             TOTAL
                                       ------------------------         EARNINGS      COMPREHENSIVE    STOCKHOLDERS'
                                       SHARES         PAID IN          (DEFICIT)         INCOME            EQUITY
                                       -------       ----------       ----------      -------------    -------------

BALANCE, DECEMBER 31, 2001             900,000       $8,979,916       $ (486,340)       $143,530        $ 8,637,106
    Net income                              --               --          694,803              --            694,803
    Other comprehensive loss                --               --               --         (32,154)           (32,154)
                                       -------       ----------       ----------        --------        -----------
BALANCE, DECEMBER 31, 2002             900,000        8,979,916          111,376        9,299,755
                                                                                                            208,463

    Net income                              --               --          858,178              --            858,178
    Other comprehensive loss                --               --               --         (55,935)           (55,935)
                                       -------       ----------       ----------        --------        -----------
BALANCE, DECEMBER 31, 2003             900,000       $8,979,916       $1,066,641        $ 55,441        $10,101,998
                                       =======       ==========       ==========        ========        ===========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                         NEWNAN COWETA BANCSHARES, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                            2003                2002
                                                                        ------------        ------------
OPERATING ACTIVITIES
    Net income                                                          $    858,178        $    694,803
    Adjustments to reconcile net income to net cash
        provided by operating activities:
        Depreciation                                                         156,012             150,081
        Provision for loan losses                                            365,681             311,270
        Deferred income taxes                                                (54,730)           (204,171)
        Gain on sales of securities                                           (4,796)                 --
        Increase in interest receivable                                      (91,513)           (115,126)
        Increase (decrease) in interest payable                              (57,464)            111,100
        Increase (decrease) in income taxes payable                          (67,666)            335,112
        Net other operating activities                                       (16,972)             18,612
                                                                        ------------        ------------
              Net cash provided by operating activities                    1,086,730           1,301,681
                                                                        ------------        ------------

INVESTING ACTIVITIES
    (Increase) decrease in interest-bearing deposits
       at other financial institutions                                     1,090,252          (1,090,252)
    Purchases of securities available for sale                                    --          (6,957,289)
    Proceeds from sale of securities available for sale                    2,011,250                  --
    Proceeds from maturities of securities available for sale              1,985,289           3,259,740
    Purchase of Federal Home Loan Bank stock                                (104,200)            (37,600)
    Purchase of Federal Reserve Bank stock                                   (24,000)                 --
    Net (increase) decrease in federal funds sold                         (5,223,000)          2,079,000
    Net increase in loans                                                (27,382,538)        (23,325,049)
    Purchase of premises and equipment                                      (703,674)           (366,241)
                                                                        ------------        ------------

            Net cash used in investing activities                        (28,350,621)        (26,437,691)
                                                                        ------------        ------------

FINANCING ACTIVITIES
    Net increase in deposits                                              27,496,396          23,684,213
    Net increase (decrease) in federal funds purchased                      (397,000)            397,000
    Repayment of other borrowings                                                 --             (35,000)
                                                                        ------------        ------------

            Net cash provided by financing activities                     27,099,396          24,046,213
                                                                        ------------        ------------

Net decrease in cash and due from banks                                     (164,495)         (1,089,797)

                         NEWNAN COWETA BANCSHARES, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002

Cash and due from banks at beginning of year                               1,964,048           3,053,845
                                                                        ------------        ------------

Cash and due from banks at end of year                                  $  1,799,553        $  1,964,048
                                                                        ============        ============


                                                       2003             2002
                                                    ----------       ----------
SUPPLEMENTAL DISCLOSURE
Cash paid (received) during the year for:
    Interest                                        $2,259,276       $1,730,438

    Income taxes                                    $  629,296       $   (5,705)

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                         NEWNAN COWETA BANCSHARES, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF BUSINESS

         Newnan Coweta Bancshares, Inc. (the "Company") is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Newnan Coweta Bank (the "Bank"). The Bank is a commercial bank with the main office and one branch located in Newnan, Coweta County, Georgia. The Bank also has a loan production office located in Peachtree City, Fayette County, Georgia. The Bank provides a full range of banking services in its primary market area of Coweta County and the surrounding counties. The Bank is a state-chartered member of the Federal Reserve System.

         BASIS OF PRESENTATION AND ACCOUNTING ESTIMATES

         The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

         In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, deferred income taxes, and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions.

         CASH, DUE FROM BANKS AND CASH FLOWS

         For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, deposits, federal funds purchased and other borrowings are reported net.

         The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $478,000 and $343,000 at December 31, 2003 and 2002, respectively.

         SECURITIES

         All debt securities are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of the related deferred tax effect. Restricted equity securities, which consists of Federal Reserve Bank and Federal Home Loan Bank stock, without a readily determinable fair value are included in other assets and reported at cost.

         The amortization of premiums and accretion of discounts are recognized in interest income using methods which approximate the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold are included in earnings on the settlement date. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         LOANS

         Loans are reported at their outstanding principal balances less deferred fees and the allowance for loan losses. Interest income is accrued on the outstanding principal balance.

         Nonrefundable loan fees, net of direct loan origination costs, are deferred with the net amount recognized into interest income over the life of the loans using a method that approximates a level yield.

         The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cost-recovery method until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

         A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

         ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

         The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower's ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are any significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         ALLOWANCE FOR LOAN LOSSES (CONTINUED)

         The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan are lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

         PREMISES AND EQUIPMENT

         Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets.

         INCOME TAXES

         Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

         EARNINGS PER SHARE

         Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options and warrants.

         STOCK-BASED COMPENSATION PLANS

         The Company has two stock-based compensation plans, which are described more fully in Note 7. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based compensation cost is reflected in net income, as all options and warrants granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, Accounting for Stock-Based Compensation, to stock-based compensation.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         STOCK-BASED COMPENSATION PLANS (CONTINUED)

                                                                            YEARS ENDED DECEMBER 31,
                                                                            ------------------------
                                                                              2003            2002
                                                                            --------       ---------

         Net income, as reported                                            $858,178       $694,803
         Deduct: Total stock-based compensation
               expense determined under fair value based
               method for all awards, net of related tax effects              23,593         57,893
                                                                            --------       --------
         Pro forma net income                                               $834,585       $636,910
                                                                            ========       ========
         Earnings per share:
            Basic - as reported                                             $   0.95       $   0.77
                                                                            ========       ========
            Basic - pro forma                                               $   0.93       $   0.71
                                                                            ========       ========
            Diluted - as reported                                           $   0.94       $   0.76
                                                                            ========       ========
            Diluted - pro forma                                             $   0.92       $   0.69
                                                                            ========       ========

         COMPREHENSIVE INCOME

         Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

         RECENT ACCOUNTING STANDARDS

         In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34). The interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. It also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing a guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements in the interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of the interpretation did not have a material effect on the Company's financial condition or results of operations.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         RECENT ACCOUNTING STANDARDS (CONTINUED)

         In December 2002, the FASB issued Statement No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123. The statement amends Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect on reported results of operations. The disclosure requirements of the statement are required for fiscal years ending after December 15, 2002 and interim periods beginning after December 15, 2002. The Company has not adopted Statement No. 123 for accounting for stock-based compensation as of December 31, 2003; however all required disclosures of Statement No. 148 are included above under the heading Stock-Based Compensation.

         In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (an interpretation of ARB No. 51), and on December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities which replaced FIN 46. The interpretation addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity subject to consolidation according to the provisions of the interpretation. The revised interpretation provided for special effective dates for entities that had fully or partially applied the original interpretation as of December 24, 2003. Otherwise, application of the interpretation is required in financial statements of public entities that have interests in special-purpose entities, or SPEs, for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities (i.e., non-SPEs) is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to variable interest entities other than SPEs and by nonpublic entities to all types of variable interest entities is required at various dates in 2004 and 2005. The interpretations have not had a material effect on the Company's financial condition or results of operations.

         In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments were previously classified as equity. The statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. Mandatorily redeemable financial instruments of nonpublic entities are subject to the provisions of the statement for the first fiscal period beginning after December 15, 2003. The adoption of the statement did not have a material effect on the Company's financial conditions or results of operations.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.  SECURITIES

         The amortized cost and fair value of securities available for sale are summarized as follows:

                                                                      GROSS        GROSS
                                                     AMORTIZED      UNREALIZED   UNREALIZED      FAIR
                                                       COST           GAINS        LOSSES        VALUE
                                                    ----------      ----------   ----------    ----------
              DECEMBER 31, 2003:
              U. S. GOVERNMENT AGENCIES             $4,786,980       $ 75,881       $ --       $4,862,861
              MORTGAGE-BACKED SECURITIES               603,694         15,379         --          619,073
                                                    ----------       --------       ----       ----------
                                                    $5,390,674       $ 91,260       $ --       $5,481,934
                                                    ==========       ========       ====       ==========

              December 31, 2002:
              U. S. Government agencies             $6,899,298       $107,138       $ --       $7,006,436
              Mortgage-backed securities             2,483,119         72,501         --        2,555,620
                                                    ----------       --------       ----       ----------
                                                    $9,382,417       $179,639       $ --       $9,562,056
                                                    ==========       ========       ====       ==========

         Securities with a carrying value of approximately $3,371,000 and $5,212,000 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

         The amortized cost and fair value of securities available for sale as of December 31, 2003 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or repay obligations with or without call or prepayment penalties.

                                                                          SECURITIES AVAILABLE-FOR-SALE
                                                                          -----------------------------
                                                                            AMORTIZED          FAIR
                                                                              COST            VALUE
                                                                          -----------       -----------
              Due in one year or less                                      $1,556,711       $1,566,941
              Due from one to five years                                    1,120,506        1,129,040
              Due from five to ten years                                    2,109,763        2,166,880
              Mortgage-backed securities                                      603,694          619,073
                                                                           ----------       ----------
                                                                           $5,390,674       $5,481,934
                                                                           ==========       ==========

         Gross gains on the sales of securities available for sale were $4,796 for the year ended December 31, 2003. There were no sales of securities during the year ended December 31, 2002.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.  LOANS

         The composition of loans is summarized as follows:

                                                               DECEMBER 31,
                                                     --------------------------------
                                                         2003                2002
                                                     ------------        ------------
            Commercial and financial                 $ 17,213,976        $  9,050,749
            Real estate - construction                 20,680,292          17,572,598
            Real estate - mortgage                     57,176,967          41,163,935
            Consumer installment and other              3,026,120           2,883,742
                                                     ------------        ------------
                                                       98,097,355          70,671,024
            Deferred loan fees                           (131,130)            (85,999)
            Allowance for loan losses                  (1,218,260)           (853,917)
                                                     ------------        ------------
            Loans, net                               $ 96,747,965        $ 69,731,108
                                                     ============        ============

         Changes in the allowance for loan losses are as follows:

                                                                      YEARS ENDED DECEMBER 31,
                                                                   ------------        ---------
                                                                       2003              2002
                                                                   ------------        ---------
            BALANCE, BEGINNING OF YEAR                             $    853,917        $ 612,330
              Provision for loan losses                                 365,681          311,270
              Loans charged off                                          (5,967)         (93,788)
              Recoveries of loans previously charged off                  4,629           24,105
                                                                   ------------        ---------
            BALANCE, END OF YEAR                                   $  1,218,260        $ 853,917
                                                                   ============        =========

         Management has identified no amounts of impaired loans as defined by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as of and for the years ended December 31, 2003 and 2002. There were no nonaccrual loans or loans past due greater than ninety days and still accruing as of December 31, 2003 and 2002.

         In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2003 are as follows:

            BALANCE, BEGINNING OF YEAR           $ 3,524,067
               Advances                            2,028,885
               Repayments                         (1,385,617)
                                                 -----------
            BALANCE, END OF YEAR                 $ 4,167,335
                                                 ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.  PREMISES AND EQUIPMENT

         Premises and equipment is summarized as follows:

                                                        DECEMBER 31,
                                               ------------------------------
                                                  2003               2002
                                               -----------        -----------

            Land and improvements              $   483,310        $   449,791
            Buildings                            2,369,575          1,845,715
            Construction in process                     --             96,192
            Furniture and equipment                806,211            577,422
                                               -----------        -----------
                                                 3,659,096          2,969,120
            Accumulated depreciation              (439,640)          (297,326)
                                               -----------        -----------
                                               $ 3,219,456        $ 2,671,794
                                               ===========        ===========

         LEASES

         The Company leases the land for the branch facility under a noncancelable operating lease with an initial lease term of five years with three five-year renewal options. The Company will be responsible for utilities, property taxes, insurance and routine maintenance.

         Future minimum lease payments on the lease are summarized as follows:

         2004            $ 18,000
         2005              18,000
         2006              18,000
         2007              18,000
         2008               3,000
                         --------
                         $ 75,000
                         ========

         The Company also leases office space for loan production offices in Peachtree City, Georgia on a month-to-month basis. The rent for these locations is currently $2,574 per month.

         Rental expense under all operating leases amounted to $25,681 and $ - for the years ended December 31, 2003 and 2002, respectively.

NOTE 5.  DEPOSITS

         The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2003 and 2002 was $24,061,968 and $22,596,751,
         respectively. The scheduled maturities of time deposits at December 31, 2003 are as follows:

         2004            $49,604,160
         2005             10,438,445
         2006              5,110,407
         2007              1,648,367
         2008              3,165,838
                         -----------
                         $69,967,217
                         ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.  OTHER BORROWINGS

         The Company has a line of credit in the amount of $2,275,000 from a bank with interest payable quarterly at prime less .50 percent, or 3.50 percent at December 31, 2003. The line of credit is collateralized by 900,000 shares of Newnan Coweta Bank stock. As of December 31, 2003, there have been no advances on this line of credit.

NOTE 7.  EMPLOYEE AND DIRECTOR BENEFITS

         STOCK OPTIONS

         The Company has a stock option plan which grants key employees options to purchase shares of common stock of the Company. Option prices and terms are determined by a committee appointed by the Board of Directors. The plan provides for a total of 150,000 options to purchase common shares of the Company. As of December 31, 2003 and 2002, 45,000 options under the plan have been granted.

         Other pertinent information related to the options for the year ended December 31, 2003 is as follows:

                                                                      YEARS ENDED DECEMBER 31,
                                                          -----------------------------------------------
                                                                 2003                       2002
                                                          ---------------------     ---------------------
                                                                      WEIGHTED-                 WEIGHTED-
                                                                       AVERAGE                   AVERAGE
                                                                      EXERCISE                  EXERCISE
                                                          NUMBER       PRICE        NUMBER       PRICE
                                                          ------      ---------     ------      ---------

         Options outstanding, beginning of year           45,000       $10.00       45,000       $10.00
            Granted                                           --           --           --           --
            Exercised                                         --           --           --           --
                                                          ------                    ------
         Options outstanding, end of year                 45,000        10.00       45,000        10.00
                                                          ======                    ======

         Exercisable, end of year                         27,000        10.00       18,000        10.00
                                                          ======                    ======

                                                                         WEIGHTED-
                                                         WEIGHTED-        AVERAGE
                                                          AVERAGE        REMAINING
                                                         EXERCISE       CONTRACTUAL
                                            NUMBER         PRICE       LIFE IN YEARS
                                            ------       ---------     -------------

         Outstanding, end of year           45,000       $   10.00       7.5 years
                                            ======
         Exercisable, end of year           27,000           10.00       7.5 years
                                            ======

         STOCK WARRANTS

         In recognition of the efforts and financial risks undertaken by the Company's organizers, the Company granted each organizer an opportunity to purchase a number of shares of the Company's common stock. The warrants vest over a three-year period from the date the Bank was incorporated and are exercisable in whole or in part during the ten-year period following the incorporation date, at an exercise price equal to $10 per share. The warrants are nontransferable, but shares issued pursuant to the exercise of warrants will be transferable, subject to compliance with applicable securities laws. At December 31, 2003 and 2002, there were 40,000 warrants outstanding and exercisable.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         STOCK WARRANTS (CONTINUED)

         Other pertinent information related to the warrants is as follows:

                                                                      YEARS ENDED DECEMBER 31,
                                                           -----------------------------------------------
                                                                   2003                      2002
                                                           ---------------------     ---------------------
                                                                       WEIGHTED-                 WEIGHTED-
                                                                       AVERAGE                   AVERAGE
                                                                       EXERCISE                  EXERCISE
                                                           NUMBER       PRICE        NUMBER       PRICE
                                                           ------      ---------     ------      ---------

            Warrants outstanding, beginning of year        40,000       $10.00       40,000       $10.00
               Granted                                         --           --           --           --
               Exercised                                       --           --           --           --
                                                           ------                    ------
            Warrants outstanding, end of year              40,000        10.00       40,000        10.00
                                                           ======                    ======

                                                                                                WEIGHTED-
                                                                                WEIGHTED-        AVERAGE
                                                                                 AVERAGE        REMAINING
                                                                                EXERCISE       CONTRACTUAL
                                                                  NUMBER          PRICE       LIFE IN YEARS
                                                                  ------        ---------     -------------
            Outstanding and exercisable, end of year              40,000         $ 10.00         6 years
                                                                  ======

         401(k) PROFIT SHARING PLAN

         The Company has a 401(k) Profit Sharing Plan available to all eligible employees, subject to certain minimum age and service requirements. Contributions charged to expense amounted to $3,010 and $ - for the years ended December 31, 2003 or 2002, respectively.

NOTE 8.  INCOME TAXES

         Income tax expense consists of the following:

                                                         YEARS ENDED DECEMBER 31,
                                                        --------------------------
                                                          2003              2002
                                                        ---------        ---------
            Current                                     $ 558,925        $ 329,407
            Deferred                                      (54,730)          (5,028)
            Change in valuation allowance                      --         (199,143)
                                                        ---------        ---------
                           Income tax expense           $ 504,195        $ 125,236
                                                        =========        =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The Company's income tax differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                       ---------------------------
                                                          2003             2002
                                                       ----------       ----------
            Tax provision at statutory rate            $  463,207       $  278,813
               State taxes                                 40,721           34,609
               Other items                                    267           10,957
               Change in valuation allowance                   --         (199,143)
                                                       ----------       ----------
            Income tax expense                         $  504,195       $  125,236
                                                       ==========       ==========

         The components of deferred income taxes are as follows:

                                                                     DECEMBER 31,
                                                              -------------------------
                                                                2003             2002
                                                              ---------       ---------
            Deferred tax assets:
               Loan loss reserves                             $ 326,339       $ 224,204
               Preopening and organization expenses              39,374          76,475
                                                              ---------       ---------
                                                                365,713         300,679
                                                              ---------       ---------
            Deferred tax liabilities:
               Depreciation                                      74,717          64,413
               Securities available for sale                     35,819          68,263
                                                              ---------       ---------
                                                                110,536         132,676
                                                              ---------       ---------
            Net deferred tax assets                           $ 255,177       $ 168,003
                                                              =========       =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.  EARNINGS PER SHARE

         Presented below is a summary of the components used to calculate basic and diluted earnings per share.

                                                                     YEARS ENDED DECEMBER 31,
                                                                    -------------------------
                                                                      2003            2002
                                                                    ---------       ---------
         Basic Earnings Per Share:
            Weighted average common shares outstanding                900,000         900,000
                                                                    =========       =========
                   Net income                                       $ 858,178       $ 694,803
                                                                    =========       =========
         Basic earnings per share                                   $    0.95       $    0.77
                                                                    =========       =========
         Diluted Earnings Per Share:
            Weighted average common shares outstanding                900,000         900,000
            Net effect of the assumed exercise of stock
               options based on the treasury stock method
               using average market prices for the year                11,215          17,000
                                                                    ---------       ---------
            Total weighted average common shares and
               potential common shares outstanding                    911,215         917,000
                                                                    =========       =========
                   Net income                                       $ 858,178       $ 694,803
                                                                    =========       =========
         Diluted earnings per share                                 $    0.94       $    0.76
                                                                    =========       =========

NOTE 10. COMMITMENTS AND CONTINGENCIES

         LOAN COMMITMENTS

         The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

         The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company's commitments is as follows:

                                                         DECEMBER 31,
                                                -----------------------------
                                                   2003               2002
                                                -----------       -----------
         Commitments to extend credit           $13,639,000       $ 8,923,000
         Letters of credit                           18,200            18,200
                                                -----------       -----------
                                                $13,657,200       $ 8,941,200
                                                ===========       ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         LOAN COMMITMENTS (CONTINUED)

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

         Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deemed necessary.

         CONTINGENCIES

         In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

NOTE 11. CONCENTRATIONS OF CREDIT

         The Company originates primarily commercial, residential and consumer loans to customers in Coweta County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas. 79% of the Company's loan portfolio is secured by real estate, of which a substantial portion is secured by real estate in the Company's market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

         The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, as defined, or approximately $2,250,000.

NOTE 12. REGULATORY MATTERS

         The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2003, approximately $429,000 of retained earnings were available for dividend declaration without regulatory approval.

         The Company and the Bank are also subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2003 and 2002, the Company and the Bank met all capital adequacy requirements to which they are subject.

         As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category. Prompt corrective action provisions are no applicable to bank holding companies.

                                                                                                              TO BE WELL
                                                                                        FOR CAPITAL       CAPITALIZED UNDER
                                                                                         ADEQUACY         PROMPT CORRECTIVE
                                                                     ACTUAL              PURPOSES         ACTION PROVISIONS
                                                               -----------------      -----------------   ------------------
                                                               AMOUNT      RATIO      AMOUNT      RATIO    AMOUNT      RATIO
                                                               -------     -----      -------     -----    -------     -----
                                                                                    (DOLLARS IN THOUSANDS)
                                                               -------------------------------------------------------------
            DECEMBER 31, 2003:
               TOTAL CAPITAL TO RISK WEIGHTED ASSETS:
                  CONSOLIDATED                                 $11,265     11.19%     $ 8,051       8%        $N/A      N/A
                  BANK                                         $11,254     11.18%     $ 8,051       8%     $10,064       10%
               TIER I CAPITAL TO RISK WEIGHTED ASSETS:
                  CONSOLIDATED                                 $10,047      9.98%     $ 4,026       4%        $N/A      N/A
                  BANK                                         $10,036      9.97%     $ 4,026       4%     $ 6,038        6%
               TIER I CAPITAL TO AVERAGE ASSETS:
                  CONSOLIDATED                                 $10,047      8.32%     $ 4,832       4%        $N/A      N/A
                  BANK                                         $10,036      8.31%     $ 4,832       4%     $ 6,040        5%

            December 31, 2002:
               Total Capital to Risk Weighted Assets:
                  Consolidated                                 $10,041     14.35%     $ 5,597       8%        $N/A      N/A
                  Bank                                         $10,030     14.34%     $ 5,597       8%     $ 6,996       10%
               Tier I Capital to Risk Weighted Assets:
                  Consolidated                                 $ 9,188     13.13%     $ 2,798       4%        $N/A      N/A
                  Bank                                         $ 9,177     13.12%     $ 2,798       4%     $ 4,197        6%
               Tier I Capital to Average Assets:
                  Consolidated                                 $ 9,188     10.56%     $ 3,479       4%        $N/A      N/A
                  Bank                                         $ 9,177     10.55%     $ 3,479       4%     $ 4,349        5%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS

         The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

         The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments.

         CASH, DUE FROM BANKS, INTEREST-BEARING DEPOSITS AT OTHER FINANCIAL INSTITUTIONS AND FEDERAL FUNDS SOLD: The carrying amount of cash, due from banks, interest-bearing deposits at other financial institutions and federal funds sold approximates fair value.

         SECURITIES: Fair values of securities is based on available quoted market prices. The carrying amount of equity securities, including restricted equity securities, with no readily determinable fair value approximates fair value.

         LOANS: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable.

         DEPOSITS: The carrying amount of demand deposits, savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

         FEDERAL FUNDS PURCHASED: The carrying amounts of federal funds purchased approximate fair value.

         ACCRUED INTEREST: The carrying amounts of accrued interest approximate their fair value.

         OFF-BALANCE-SHEET INSTRUMENTS: The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    The carrying amount and estimated fair value of the Company's financial instruments were as follows:


                                                               DECEMBER 31, 2003                    DECEMBER 31, 2002
                                                        -------------------------------       -----------------------------
                                                          CARRYING             FAIR            CARRYING            FAIR
                                                           AMOUNT              VALUE            AMOUNT             VALUE
                                                        ------------       ------------       -----------       -----------
            Financial assets:
               Cash, due from banks, interest
                 bearing deposits at other
                 financial institutions
                 and federal funds sold                 $  7,022,553       $  7,022,553       $ 3,054,300       $ 3,054,300
               Securities available for sale               5,481,934          5,481,934         9,562,056         9,562,056
               Restricted equity securities                  452,400            452,400           324,200           324,200
               Loans                                      96,747,965         97,133,000        69,731,108        70,658,532
               Accrued interest receivable                   490,934            490,934           399,421           399,421

            Financial liabilities
               Deposits                                  102,973,402        102,795,000        75,477,006        75,313,745
               Federal funds purchased                            --                 --           397,000           397,000
               Accrued interest payable                      349,243            349,243           406,707           406,707

NOTE 14. SUPPLEMENTAL FINANCIAL DATA

         Components of other operating expenses in excess of 1 percent of total revenue are as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                           -------------------------
                                                             2003            2002
                                                           ---------       ---------
            Professional fees                              $ 116,750       $ 112,988
            Advertising and business development              55,706          52,396
            Data processing fees                             321,171         228,855
            Office supplies                                   60,884          55,916
            Director fees                                    100,600          25,250

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. PARENT COMPANY FINANCIAL INFORMATION

         The following information presents the condensed balance sheets of Newnan Coweta Bancshares, Inc. as of December 31, 2003 and 2002 and the statements of income and cash flows for the periods ended December 31, 2002 and 2003.

                            CONDENSED BALANCE SHEETS

                                                                          2003               2002
                                                                       -----------       -----------
            ASSETS
              Cash                                                     $    10,823       $    10,330
              Investment in subsidiary                                  10,091,175         9,288,200
              Other assets                                                      --             1,225
                                                                       -----------       -----------
                  TOTAL ASSETS                                         $10,101,998       $ 9,299,755
                                                                       ===========       ===========
              Stockholders' equity                                      10,101,998         9,299,755
                                                                       -----------       -----------
                  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $10,101,998       $ 9,299,755
                                                                       ===========       ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         CONDENSED STATEMENTS OF INCOME

                                                                                 2003              2002
                                                                               ---------        ---------
         INCOME
            Dividends from subsidiary                                          $      --        $  45,000
            Interest                                                                 268               22
                                                                               ---------        ---------
                                                                                     268           45,022
                                                                               ---------        ---------
         EXPENSES
            Interest                                                                  --            1,399
            Other                                                                  1,000            1,870
                                                                               ---------        ---------
                                                                                   1,000            3,269
                                                                               ---------        ---------

                  INCOME (LOSS) BEFORE INCOME TAX BENEFIT AND EQUITY
                         IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY                    (732)          41,753

         INCOME TAX BENEFIT                                                           --           (3,721)
                                                                               ---------        ---------

                  INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED
                        EARNINGS OF SUBSIDIARY                                      (732)          45,474

         EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY                          858,910          649,329
                                                                               ---------        ---------

                  NET INCOME                                                   $ 858,178        $ 694,803
                                                                               =========        =========

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                             2003              2002
                                                                          ----------        ----------
         OPERATING ACTIVITIES
            Net income                                                    $  858,178        $  694,803
            Adjustments to reconcile net income to net
               cash provided by (used in) operating activities:
               Equity in earnings of subsidiary                             (858,910)         (649,329)
               Net other operating activities                                  1,225            (1,372)
                                                                          ----------        ----------

                  NET CASH PROVIDED BY OPERATING ACTIVITIES                      493            44,102
                                                                          ----------        ----------

         FINANCING ACTIVITIES
            Proceeds from (repayment of) other borrowings                         --           (35,000)
                                                                          ----------        ----------

                  NET CASH USED IN FINANCING ACTIVITIES                           --           (35,000)
                                                                          ----------        ----------

         Net increase in cash                                                    493             9,102

         Cash at beginning of period                                          10,330             1,228
                                                                          ----------        ----------

         Cash at end of period                                            $   10,823        $   10,330
                                                                          ==========        ==========